Exhibit 10.20

received
1.19.06

GROUND LEASE

BETWEEN

SCOTTS CORNER LLLP

as Landlord

and

CARROLLTON BANK

as Tenant

Date: January 13, 2006

Premises:

10301 York Road

Cockeysville, Maryland 21030

GROUND LEASE

THIS LEASE (the “Lease”), dated January 13, 2006 (the “Effective Date”), is made and entered into by and between SCOTTS CORNER LLLP, a Maryland limited liability limited partnership, f/k/a Scotts Corner Limited Partnership (the “Landlord”), having an office at 3457 Sweet Air Road, Phoenix, Maryland 21131, and CARROLLTON BANK, a Maryland state chartered commercial bank (the “Tenant”) having an office at 344 N. Charles Street, Baltimore, Maryland 21201, Attn: Robert A. Altieri, President.

INTRODUCTORY STATEMENT

Landlord is the owner of two (2) adjacent parcels of land (the “Land”) containing approximately 0.6650 acres and a triangular parcel containing approximately 460 square feet, located at the northeast corner of Scott Adam Road at its intersection with York Road (Tax Account Nos 08-19-011392 and 21-00-011592), Cockeysville, Maryland, as more particularly described on Exhibit A. Landlord desires to lease the Land to Tenant and Tenant desires to rent the Land from Landlord, subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, Landlord leases to Tenant and Tenant rents from Landlord the Land during the Term (as hereinafter defined) of this Lease, and any renewal or extension thereof. This Lease is made upon the following terms and conditions:

1.             Definitions. As used in this Lease, the following terms are defined as follows:

1.1.          Additional Rent – see Section 7.2.

1.2.          Annual Rent –

Applicable Portion of Initial Term			Monthly Installment
Beginning	Ending	Annual Rent	(Annual ÷ 12)
Year 1	Year 5	$140,000.00	$11,666.66
Year 6	Year 10	$157,500.00	$13,125.00
Year 11	Year 15	$177,187.50	$14,765.62
Year 16	Year 20	$199,335.94	$16,611.33

Renewal Terms, if exercised	Annual Rent	Monthly Installment (Annual ÷ 12)
First Renewal Term	$224,252.93	$18,687.74
Second Renewal Term	$252,284.55	$21,023.71
Third Renewal Term	$283,820.12	$23,651.68
Fourth Renewal Term	$319,297.64	$26,608.14

1.3.          Commencement Date - the date of execution of this Lease by Landlord and Tenant.

1.4.          Construction Period – the period during which Tenant shall have exclusive possession of the Land and shall commence erection of the Tenant Improvements.

1.5.          Environmental Laws – all applicable federal, state, or local law, ordinance, or regulation, including, but not limited to the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and the Clean Water Act that regulate any hazardous or toxic substance, material, or waste and amendments thereto.

1.6.          Hazardous Materials – any hazardous or toxic substance, material, or waste, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes regulated under any Environmental Laws.

1.7.          Initial Term – See Section 3.1.

1.8.          Land – as defined in the Introductory Statement.

1.9.          Landlord’s Delivery Date - the date on which Landlord delivers the Land to Tenant with the Landlord’s Improvements removed in accordance with this Lease.

1.10.        Landlord Improvements - those improvements, consisting of gas pumps, underground fuel tanks, gas station building, car wash building and other permanent improvements situate on the Land, which are to be removed by Landlord prior to commencement of the Construction Period.

1.11.        Landlord’s Notice Address – the following address for notices or such other address as Landlord may designate in writing from time to time:

c/o DJF, Inc.

P.O. Box 264

Phoenix, Maryland 21131

With a copy to:

Eugene W. Cunningham, Jr., Esquire

Royston, Mueller, McLean & Reid, LLP

102 West Pennsylvania Avenue, Suite 600

Towson, Maryland 21204-4575

1.12.        Landlord’s Payment Address – the following address for rent payments or such other address as Landlord may designate in writing from time to time:

c/o DJF, Inc.

P.O. Box 264

Phoenix, Maryland 21131

1.13.        Permitted Use – commercial banking and any business permitted by the Regulatory Authorities.

1.14.        Permitting Period — the period during which Tenant shall obtain the permits necessary to construct the Tenant Improvements.

1.15.        Premises - the Land and the Tenant Improvements.

1.16.        Regulatory Approval Period - the period during which Tenant shall obtain the necessary approvals from applicable governmental regulatory bodies in order to operate a branch bank office at the Premises.

1.17.        Regulatory Authorities – those governmental authorities having jurisdiction and regulatory power over Tenant’s operations.

1.18.        Rent Commencement Date - the earlier to occur of

1)             the end of the Construction Period; or

2)             the date Tenant opens for business with the public at the Premises.

1.19.        Renewal Term – See Section 3.2.

1.20.        Rent - the payment of the Annual Rent, Interim Rent and Additional Rent specified in this Lease.

1.21.        Tenant Improvements - the one-story masonry building, building sidewalks and curbs, building lighting fixtures and conduits, utility connections, paving and all improvements to be contracted by Tenant on the Land for the Permitted Use, in accordance with plans and specifications therefor approved in writing by Landlord (which approval shall not be unreasonably withheld or delayed) and in accordance with the other terms and conditions of this Lease.

1.22.        Tenant’s Notice Address – the following address for notices or such other address as Landlord may designate in writing from time to time:

Carrollton Bank

344 N. Charles Street

Baltimore, Maryland 21201

Attn: Robert A. Altieri, President

With a copy to:

Rogers, Moore & Rogers

6 S. Calvert Street

Baltimore, Maryland 21202

Attn: William C. Rogers, Jr., Esquire

1.23.                        Term - the Initial Term or the applicable Renewal Term, whichever is then in effect.

2A.          Flood Plan and Site Plan Submission; Regulatory Approval.

2.1           The parties acknowledge that Baltimore County, Maryland (the “County”) requires that Tenant submit a flood plain study of the Land in connection with submittal of Tenant’s site plan to begin the County plan review process. Tenant shall promptly commission the preparation of the flood plain study (the “Flood Study”) and its site plan with Frederick Ward Associates, Inc. (“FWA”) and provide both to County within sixty (60) days after the Effective Date. In the event that the County fails to approval Tenant’s site plan as a result of any Flood Study issues and, as a result thereof, Tenant elects to terminate this Lease, then Landlord shall reimburse Tenant the cost of the Flood Study (not exceeding $12,500.00), provided FWA issues Landlord a letter confirming that Landlord has sole ownership rights to and use of the Flood Study. In any event, if the County fails to approve Tenant’s site plan and Tenant does not, in its exercise of its sole discretion, modify the site plan to obtain County approval, this Lease shall terminate promptly upon the issuance of the County’s disapproval.

2.2           Additionally, as part of Tenant’s submission of its site plan, Tenant will cause an ALTA or boundary survey of the Land to be prepared (the “Land Survey”). Upon the filing of Tenant’s site plan and Flood Study with the County and provision of a copy of the final Land Survey to Landlord, Landlord shall reimburse Tenant the cost of the Land Survey (not exceeding $15,000.00), provided FWA issues Landlord a letter confirming that Landlord has co-ownership rights to and use of the Land Survey.

2.3           If the County does not approve Tenant’s site plan on or before December 1, 2006, then either party may terminate this Lease prior to issuance of County approval upon written notice to the other.

2.4           Upon County approval of Tenant’s site plan, Tenant, at its sole cost and expense, shall file for and thereafter diligently pursue Regulatory Approval. Tenant shall notify Landlord in writing (the “Regulatory Approval Notice”) promptly after Tenant receives Regulatory Approval. If Regulatory Approval is denied, this Lease shall be of no further force and effect, and neither party shall have any further rights or obligations hereunder. Furthermore, If Tenant has not received Regulatory Approval within ninety (90) days after Tenant’s request is submitted, then either party may terminate this Lease prior to receipt of Regulatory Approval upon written notice to the other.

2.5           Tenant shall provide Landlord with regular progress reports regarding Tenant’s pursuant of the matters described in Sections 2.1, 2.2, 2.3 and 2.4 including providing the dates of filing of documents with the County and of the request for Regulatory Approval, together with copies of all filing documents. Tenant shall also provide copies of all correspondence from the County and Regulatory Authorities, promptly upon receipt. Tenant shall use its good faith, diligent efforts to file for, seek and obtain the various approvals required for its construction and use of the Tenant Improvements.

2.6           If the Land is subject to any mortgage, deed of trust, ground lease, or other encumbrance superior to this Lease, Tenant shall receive a non-disturbance and attornment agreement from the mortgagee, ground lessor, or other party holding an interest in the Premises superior to Tenant, which agreement must be in form reasonably acceptable to Tenant. If Tenant does not receive the non-disturbance and attornment agreement under this Section 2.6 within sixty (60) days after the Effective Date, Tenant may terminate this Lease upon written notice to Landlord within thirty (30) days thereafter.

2B.          Site, Environmental and Soil Studies. Within sixty (60) days after the Effective Date, Tenant shall conduct its site review (including availability of utilities), environmental and soil studies to determine acceptability of the Land for the Permitted Use. The Land is to be provided in its “as is “condition, without warranty or responsibility on Landlord’s part except (i) that Landlord shall deliver the Closure Letter in accordance with Section 4.1, and (ii) for Landlord’s indemnification obligations under Section 24 hereof.

3.             Lease Term.

3.1           Initial Lease Term. The initial term (the “Initial Term”) of this Lease shall commence on the Commencement Date and shall expire at the end of the month that is twenty (20) years after the Rent Commencement Date unless sooner terminated in accordance with the provisions hereof. After the Rent Commencement Date and upon Landlord’s request, Tenant shall promptly enter into a written agreement with Landlord, mutually acceptable and in recordable form, stipulating the Commencement Date, the Rent Commencement Date, and expiration date of the Initial Term.

3.2           Renewals; Annual Rent During Renewals. As long as (i) Tenant is not then in monetary default of this Lease nor in non-monetary default of this Lease beyond any applicable cure period and (ii) Tenant is occupying a portion of the entire Premises at the time of such election, Tenant may extend this Lease for four (4) additional periods of five (5) years each (each a “Renewal Term”) on the same terms and conditions as provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than nine (9) months before the expiration of the then current Term.

(a)           After the last scheduled Renewal Term hereunder, Tenant shall have no further extension options unless expressly granted by Landlord in writing; and

(b)           Landlord shall lease to Tenant the Premises in its then-current condition at the beginning of each Renewal Term.

Tenant’s rights under this Section 3.2 shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, or (ii) Tenant fails to timely exercise its option under this Section 3.2, time being of the essence with respect to Tenant’s exercise thereof.

4.             Landlord’s Construction Obligations.

4.1           Removal of Tanks and Improvements. Before the Effective Date, Landlord removed the existing gas pumps, underground fuel tanks and various other improvements existing on the Land. The removal of the gas pumps and underground fuel tanks were undertaken in compliance with Maryland Department of the Environment (MDE) procedures including with the presence of an MDE official. Landlord has been advised that a “closure and no further action required letter” (the “Closure Letter”) will be issued. Landlord shall be responsible for obtaining the Closure Letter. If the Closure Letter is not obtained within ninety (90) days after the Effective Date, then Tenant may terminate this Lease prior to issuance of the Closure Letter upon written notice to Landlord. Landlord shall not be liable to Tenant for failure of MDE to timely issue the Closure Letter.

4.2           Otherwise “AS IS” delivery. Except as provided in Section 4.1 with respect to Landlord’s delivery of the Closure Letter, the Land shall be delivered to Tenant in absolutely “AS IS” condition, without representation or warranty by Landlord as to the physical features thereof in any manner whatsoever. Tenant acknowledges that it accepts delivery of the Land in the condition specified in this Section 4.2.

5.             Tenant’s Construction Obligations.

5.1           General. Tenant shall construct or cause to be constructed the Tenant Improvements in a good and workmanlike manner. All construction by Tenant shall be done pursuant to plans and specifications therefor prepared by a licensed architect or engineer. All such plans and specifications for the Tenant Improvements and the contractor or contractors engaged by Tenant to perform such work shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Tenant shall bear all risk of theft, loss or damage to its personal property, including building materials stored on the Land or incorporated into Tenant Improvements, from whatsoever cause, unless such loss or damage is due to the negligence or willful misconduct of Landlord.

5.2           Permitting Period. Tenant shall prepare, or cause to be prepared, complete plans and specifications for the Tenant Improvements (the “Plans”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. If Landlord does not respond within fifteen (15) days after Tenant’s submission of the Plans, the Plans will be deemed approved. After Landlord and Tenant have agreed on final plans and specifications for the building portion of Tenant Improvements and Tenant has received the necessary County site plan approvals pursuant to Section 2.3 and the necessary Regulatory Approval pursuant to Section 2.4, Tenant shall make application to the County for a building permit and to all other appropriate governmental agencies, quasi-governmental agencies and utility companies for all permits and approvals necessary to construct the Tenant Improvements (collectively, “Tenant’s Permits”). Tenant shall use diligent efforts to obtain the Tenant’s Permits on or before August 1, 2007 (this is the “Permitting Period”). If Tenant is unable to obtain Tenant’s Permits by the conclusion of the Permitting Period, either party may terminate this Lease upon written notice to the other.

5.3           Construction Period. Promptly upon issuance of Tenant’s Permits, Tenant shall commence construction of the Tenant Improvements and use its best efforts to complete the same within one hundred twenty (120) days after issuance of Tenant’s Permits (this 120 day period is the “Construction Period”). Whether or not Tenant has completed Tenant Improvements by the conclusion of the Construction Period, the Rent Commencement Date shall begin not later than the end thereof.

5.4           Interim Payments to Landlord. During the Construction Period, Tenant shall pay interim rent to Landlord of $2,500.00 per month.

6.             Use of Premises.

6.1           Throughout the Term, Tenant shall use the Premises solely for the Permitted Use or in the event of assignment or sublease of the Premises (so long as Tenant remains liable under this Lease), for any legally permitted use.

6.2           Upon substantial completion of the Tenant Improvements and the obtaining of all necessary use and occupancy permits, Tenant shall occupy the Premises and promptly open for business.

6.3           Tenant shall promptly comply with all laws, rules, regulations, requirements, notices of governmental bodies and public authorities and the reasonable recommendations of the local board of fire underwriters rating bureau or other fire insurance rating organization for Baltimore County, Maryland and of the Landlord’s insurers, pertaining to the Premises, the improvements thereon or their use, occupancy or maintenance.

6.4           Tenant will comply with all provisions of the Americans With Disabilities Act (the “ADA”) with respect to the Premises.

7.             Rent.

7.1           Commencing on the Rent Commencement Date and continuing throughout the Initial Term, Tenant shall pay Annual Rent in equal monthly installments, in advance, on the first day of each calendar month. If the Rent Commencement Date falls on a day other than the first day of a calendar month, then the Annual Rent for any fractional month during the Term shall be apportioned on a daily basis based upon a thirty (30) day month.

7.2           Whenever under the terms of this Lease any sum of money is required to be paid by Tenant in addition to the Annual Rent herein reserved, said sum shall be deemed to be additional rent (“Additional Rent”) and collectible as rent whether or not so designated. All Annual Rent and Additional Rent shall be paid without prior demand, except as provided otherwise by the terms of this Lease, and without any setoff, abatement or deduction of any nature whatsoever. Any payment by Tenant of a lesser amount of Annual Rent or Additional Rent than is then due shall be applied to such category of arrearage as Landlord may designate irrespective of any contrary designation by Tenant and to the oldest, most recent or other portion of the sum due as the Landlord may determine; and Landlord’s acceptance of any such partial payment shall not be deemed an accord and satisfaction, and shall be without prejudice to Landlord’s right to pursue any other remedies.

7.3           All rent under this Lease shall be paid to Landlord at Landlord’s Payment Address.

8.             Repair and Maintenance Obligations.

8.1           Except for matters pertaining to hazardous materials addressed elsewhere in this Lease, Landlord shall have no obligation to repair, maintain or address any condition with the Land. Except as set forth in the preceding sentence, Tenant shall be solely responsible for the repair, maintenance and upkeep of the Land and, with respect to the Tenant Improvements, the repair and maintenance thereof, in good condition and repair and in compliance with all applicable governmental regulations, for the entire Term of the Lease.

8.2           Without limiting the provisions of Section 8.1, Tenant shall perform all grass cutting, landscaping, upgrades to or replacements of the Tenant’s Improvements as may be necessary in connection with the use and occupancy thereof and/or as may be required to comply with all applicable governmental regulations.

9.             Taxes and Assessments.

9.1           During the Term, Tenant shall bear, pay and discharge all real estate taxes, special and benefit assessments, minor privilege charges, metropolitan district charges and other public charges levied or imposed by any governmental agency upon or with respect to ownership, use or occupancy of the Premises, including taxes on rents (whether imposed on Landlord or Tenant), but excluding taxes identified as income taxes.

9.2           All sums payable by Tenant under this Section 9 shall be paid prior to accrual of interest or penalty for nonpayment. With respect to real estate taxes and/or special and benefit assessments and other charges assessed separately and directly to Tenant, Tenant shall furnish Landlord with evidence of payment in the form of copies of the paid receipts promptly after payment. In any case in which Tenant contests in good faith any such imposition Tenant may defer payment to the extent that it is necessary and legally possible to defer the same in order to make such contest and diligently pursue the same, but in such event it shall be a condition of Tenant’s privilege to defer any payment, that Tenant shall, if so requested by Landlord, furnish Landlord, with a bond, reasonably satisfactory to Landlord as to surety, in an amount and upon such conditions as shall reasonably be necessary to protect the interest of Landlord against any loss or impairment resulting from such delay.

9.3           Upon the Rent Commencement Date, the parties shall take such action as may be necessary or appropriate in order that proposed assessment notices and separate tax bills for the Premises are sent by taxing authorities directly to Tenant, including, if necessary, a designation of Tenant’s address as address of record for the owner for tax assessment and billing purposes. Tenant shall promptly furnish to Landlord copies of all such proposed assessment notices and separate tax bills that Tenant receives from the taxing authorities. Tenant shall have the right to contest the validity and/or seek a reduction of said assessment at Tenant’s sole cost and expense. Tenant shall indemnify Landlord, for the amount of any interest, penalty and additional cost payable by Landlord as a result of Tenant’s contest of the validity of or attempt to reduce such assessment. Tenant shall have the right to institute such proceedings in the name of the Landlord as Tenant may deem necessary to contest the validity or seek a reduction of said assessment; provided that, if it is necessary to institute said proceedings in the name of the Landlord, the Landlord shall be given prior written notice of said proceedings. Landlord will, at Tenant’s sole cost and expense, execute and deliver to Tenant such documents and/or information as Tenant may reasonably require in connection with Tenant’s contest of the validity of or attempt to reduce said assessment.

9.4           Nothing contained in this Lease shall be deemed to include within the definition of the term “real estate taxes” any tax such as inheritance, estate, succession, gift and/or federal or state income taxes that are or may be imposed upon Landlord.

10.          Utilities.

10.1         Beginning on the date that Tenant enters the Land for construction of the Tenant Improvements, Tenant shall pay, when due, all consumption charges for all utility services furnished to the Premises.

10.2         Landlord shall not be liable to Tenant for damages because of interruptions in utility services unless such interruption is due to the negligent or willful act of Landlord, its employees, agents, contractors, or subcontractors. No interruption in utility service shall cause any abatement in Tenant’s obligation to pay Rent.

11.          Alterations.

After the Tenant Improvements have been completed in accordance with the Plans, Tenant shall not thereafter make any alterations, additions, or improvements affecting structural or support elements of or in the building or affecting any utility systems servicing the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Any alterations, additions, or improvements by Tenant that are permitted hereunder or thereafter approved by Landlord shall, at the end of the Term or sooner expiration of this Lease, become the property of Landlord and remain upon the Premises.

12.          Trade Fixtures.

All furniture, counters, business machinery, banking equipment, computers (regardless of the manner of installation), and interior removable partitions placed upon the Premises during the Term of this Lease, shall be considered as chattels (for subsequent removal purposes) and shall not become part or parcel of the real property, thereby permitting the same to be removable by the Tenant at the termination of this Lease. Any damage caused by any such removals shall be repaired by Tenant. Upon any termination of this Lease all Tenant Improvements, other than the above (which shall be the property of the Tenant and shall be timely removed by Tenant) shall become the property of Landlord.

13.          Signs.

Subject to Landlord’s prior approval as to design, location, height and color (which approval shall not be unreasonably withheld or delayed), Tenant shall be entitled to install and maintain on the Premises, at its cost and expense, permanent professionally prepared signs containing Tenant’s trade name or logo (and/or those of its subsidiaries and affiliates conducting business from the Premises) so long as such signs comply with applicable law. Subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed) as to design, location, height and color, Tenant may, if permissible under applicable governmental sign regulations, construct a free standing pylon sign on the Premises as well. Tenant may also, if permissible under applicable governmental regulations, install a corporate -standard environmental surround and/or shield for each of Tenant’s automatic teller machines (“ATM”).

14.          Landlord’s Access.

Landlord and its duly authorized representatives may enter the Premises only upon reasonable advance notice to Tenant and subject to Tenant’s security requirements (including the requirement for Landlord’s representative to be escorted at all times by Tenant’s representative), to inspect the Premises and to rectify defaults of Tenant pursuant to the rights granted to Landlord under Section 25.2 (but only after Tenant has failed to commence and diligently pursue a cure of the default within any applicable cure period granted elsewhere in this Lease); provided, however, that any such entry by Landlord and its representatives shall be done in such a manner so as to not unreasonably interfere with the conduct of Tenant’s business operations on the Premises or compromise security of the Premises and provided further that Tenant consents to Landlord’s immediate entry (without prior notice and escort) if an emergency occurs as reasonably determined by Landlord. Landlord shall promptly restore any disturbance to the Premises caused by any work performed by Landlord on the Premises. Landlord may bring upon the Premises all things reasonably necessary to perform any work done in the Premises pursuant to this Section 14. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the Premises, except as otherwise specifically provided in this Lease.

15.          Rules and Regulations. Tenant further warrants, represents, covenants, and agrees to:

15.1         Keep the Premises (including exterior and interior portions of all windows, doors and all other glass) in a neat and clean condition;

15.2         Pay before delinquency any and all taxes, assessments and public charges levied, assessed, or imposed upon Tenant’s business or upon Tenant’s fixtures, furnishings or equipment in the Premises and pay when and as due all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any permitted subtenant of any business or undertaking authorized hereunder to be conducted in the Premises;

15.3         Not permit the accumulation (unless in concealed metal containers) or burning of any of Tenant’s rubbish or garbage in, on or about any part of the Premises;

15.4         Except for newspaper vending machines, not use the parking areas, sidewalks adjacent to or any other space outside the improvements constructed on the Premises for display, sale, storage or any other similar undertaking; provided that such limitation shall not affect the use of the drive-in area, the night depository, and the ATM’s for their intended purposes nor the placement of outdoor smoking receptacles for use by Tenant’s employees and customers;

15.5         Not use any advertising medium or sound devices inside the improvements constructed on the Premises that may be heard outside the Premises, or permit any objectionable odors to emanate from such improvements; provided that such limitation shall not affect the use of the drive-in area, the night depository, and the ATM’s for their intended purposes;

15.6         Not use the plumbing facilities in the Premises for any purpose other than that for which they were constructed, or dispose of any foreign substances therein, whether through the utilization of “garbage disposal” units or otherwise;

15.7         Not use for any purpose all or any portion of the roof or exterior walls of the Premises other than for Tenant’s signs as provided in this Lease; and

15.8         Not place any paper or cardboard or other temporary signs on the exterior of the improvements unless any such temporary signs are professionally done and neat in appearance.

16.          Indemnification.

16.1         Tenant shall defend, indemnify and save Landlord harmless from and against any and all claims, actions, demands, damages, liability and expenses (including reasonable attorney’s fees) for injury to the property of others and injury or death of persons which is caused by or arises (i) out of or in connection with Tenant’s use or occupancy of the Premises or any negligent act or omission of Tenant, its agents, employees, servants or contractors, or (ii) out of breach by Tenant of any term, covenant or condition of this Lease to be performed or observed by Tenant. Tenant shall not be liable, however, for any claims, actions, demands, damages, liability and expenses (including reasonable counsel fees) described in the preceding sentence that result from the negligence of Landlord, its agents, employees, servants, or contractors and Landlord shall indemnify and save Tenant harmless from any claims, actions, demands, damages, liability and expenses (including reasonable attorneys’ fees) resulting from such negligence..

17.          Insurance and Casualty.

17.1         Property Insurance. During the Term, Tenant shall, at its expense, keep in force insurance on the Tenant Improvements, whether now or hereafter constructed, for their full insurable value (written on a 100% replacement cost basis), less a reasonable deductible, and covering against loss from fire and perils including Basic Form Causes of Loss. Such policy shall name Tenant and Landlord as insured as their interests may appear. During the Term, Landlord shall, at its expense, maintain insurance on any improvements on the balance of the Center for one hundred percent (100%) of the full insurable value, less a reasonable deductible, (written on a replacement cost basis) and covering against loss from fire, and perils including Basic Form Causes of Loss written on an agreed amount basis.

(a)           Restoration After Casualty Loss. In the event of casualty damage to the Premises, Tenant shall be entitled to all insurance proceeds for restoration of the Tenant Improvements; provided that Tenant shall diligently repair, restore and reconstruct the Tenant Improvements to substantially the same condition existing prior to such casualty. If Tenant does not commence and diligently pursue the restoration of the Tenant Improvements as herein required within one hundred eighty (180) days after the date of casualty, then, in addition to any other rights or remedies available to Landlord, Landlord shall be entitled to receive all insurance proceeds and, at Landlord’s option, exercisable after thirty (30) days’ written notice to Tenant, either (a) restore the Tenant Improvements to the extent of net insurance proceeds received, or (b) raze and demolish any remaining Tenant Improvements and pave the Land, paying any excess insurance proceeds to Tenant. Notwithstanding anything to the contrary set forth in this Lease, if the Tenant Improvements, or any additions, replacements, or alterations thereto, shall be substantially damaged or destroyed by casualty during the final year of the Initial Term or during the final year of any Renewal Term unless Tenant exercises or has exercised an available renewal option, then this Lease shall terminate as of the date of such damage or destruction and all insurance proceeds shall be paid solely to Landlord. Except as provided in the preceding sentence, no casualty shall affect the obligation of Tenant to pay Rent under this Lease for the entire Term hereof.

During all periods when Tenant’s use of the Tenant Improvements is limited due to repair or casualty, Tenant may place or erect temporary facilities on the Land for its operations, provided such temporary facilities comply with all governmental requirements.

17.2         Liability Insurance of Tenant. Commencing on the date Tenant enters the Land for construction of the Tenant Improvements and throughout the Term, Tenant shall, at its expense, keep in force commercial general public liability insurance, automobile liability insurance, boiler liability insurance and sprinkler damage liability insurance, covering bodily injury and property damage occurring on the Premises, including contractual liability coverage for Tenant’s indemnity obligations under this Lease with a limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and death and for property damage and with not less than Two Million Dollars ($2,000,000.00) in the aggregate; which policy shall be written on an occurrence basis. During any period of construction, the liability policy shall include an endorsement covering construction operations. The minimum coverage limits set forth above shall, at Landlord’s option, be increased on every fifth anniversary of the Rent Commencement Date to a minimum coverage limit that is then commercially reasonable for Tenant’s type of business.

17.3         General Requirements. All liability insurance required to be maintained by Tenant shall name Tenant as named insured and shall include Landlord as additional insured. All liability insurance required to be maintained by Landlord shall name Landlord as named insured and shall include Tenant as additional insured. All insurance required to be maintained by either Landlord or Tenant shall contain a provision that the insurer shall not cancel or reduce the coverage of any such policy without sending thirty (30) days’ prior written notice to Landlord in case of Tenant’s insurance or to Tenant in the case of Landlord’s insurance. If Tenant fails to keep the required insurance in force after ten (10) days’ notice from Landlord, Landlord may do so and shall be entitled to collect the premiums therefor from Tenant as Additional Rent on demand. All insurance policies shall be written with insurance companies licensed to do business in the state of Maryland having a Best Manual rating of A- or better as to general policy holders rating and of VII or better as to financial rating (or equivalent ratings as such ratings may be revised from time to time). The insurance required to be maintained under this Lease may be carried under a policy commonly known as a “blanket policy.” Within ten (10) days after the Landlord’s Delivery Date and prior to any entry upon the Premises by Tenant, its agents or contractors, Tenant shall furnish to Landlord copies and/or certificates of the insurance policies required to be carried by it under this Section 17. Within ten (10) days after the Landlord’s Delivery Date, Landlord shall furnish to Tenant copies and/or certificates of the insurance policies requires to be carried by it under this Section 17.

17.4         Workers’ Compensation Insurance. Landlord and Tenant and any contractors employed or engaged by Landlord or Tenant shall obtain, keep in force and pay for workers’ compensation insurance as required by law.

18.          Eminent Domain.

18.1         If the Premises is condemned in whole or in part under the power of eminent domain, this Lease shall terminate as to the part condemned on the date title or possession vests in the condemning authority, whichever is first. As used herein, the terms “condemned” and “condemnation” include sale by Landlord to a condemning authority under threat of condemnation. Landlord shall have the power and authority to convey the entire Landlord’s interest in all or any part of the Premises to the condemning authority without Tenant’s joinder, any such conveyance by Landlord alone shall be deemed free and clear of any leasehold or other interest by Tenant therein, any condemning authority shall be entitled to rely upon the provisions of this sentence in accepting a deed from Landlord alone. As used herein the term “condemnation award” includes the proceeds of any sale by Landlord to a condemning authority under the threat of condemnation.

18.2         If any condemning authority notifies Landlord of a proposed condemnation of any part of the Land, Landlord shall give Tenant written notice of the proposed condemnation together with whatever plats and data are furnished to Landlord by the condemnor concerning the extent of the proposed condemnation of the Premises. If any part of the improved portion of the Land is the subject of the proposed condemnation which will result, in Tenant’s reasonable opinion, in a material adverse impact on Tenant’s ability to operate its business, Tenant shall have one hundred twenty (120) days after the date of such notice in which to elect to cancel this Lease effective upon taking of possession pursuant to the condemnation. If Tenant gives written notice of such election within such one hundred twenty (120) days, and if the proposed condemnation is consummated, then this Lease shall terminate entirely on the same date that this Lease terminates as to the condemned portion of the Premises under Section 18.1 above. If Tenant does not make a timely election to cancel this Lease, then this Lease shall continue in effect without adjustment to the Annual Rent.

18.3         In the event of the condemnation of all or any part of the Land, Tenant shall not be entitled to share in any part of the condemnation award, including consequential damages, for the taking of its leasehold estate, whether or not this Lease is terminated under the provisions of this Section 18 by reason of such condemnation. Tenant shall, however, be entitled to (i) a portion of any condemnation award attributable to the Tenant Improvements and (ii) any separate award obtained by Tenant from the condemning authority for moving expenses, loss of trade fixtures, and loss of business. If this Lease is terminated, any condemnation award attributable to the Tenant Improvements shall be allocated between Landlord and Tenant in the same ratio as the reversionary interest of Landlord in the Tenant Improvements bears to the then fair market value of the Tenant Improvements. In the event that this Lease is not terminated, then all proceeds attributable to the Tenant Improvements shall be made available to Tenant for restoration.

19.          Assignment and Subletting.

19.1         Except as provided in Section 19.2 below, Tenant shall not assign this Lease in whole or in part without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. No Landlord consent shall be required for any subleasing of the Premises, in whole or in part, by Tenant provided that Tenant shall provide Landlord with advance written notice of the possession by any third party pursuant to any sublease. Except as otherwise permitted by this Lease, any assignment by operation of law, attachment or assignment for the benefit of creditors, shall, at Landlord’s option, be inoperative. If Landlord at anytime consents in writing to any assignment as defined in and prohibited by this Section 19, in addition to any other consideration that may pass between the parties in connection therewith, Tenant and any such assignee or sublessee shall be deemed to have covenanted not to make any further assignment contrary to the provisions of this Section 19, and such covenants shall be deemed to have made as of the date of such consent and shall take effect prospectively from the date thereof.

19.2         Notwithstanding anything contained in Section 19.1 to the contrary, Tenant may, at any time, without the consent of Landlord assign or otherwise transfer this Lease or any portion thereof to a parent, subsidiary or affiliate corporation or entity; or any corporation or entity resulting from the consolidation or merger of Tenant into or with any other entity; or to any person, firm or corporation acquiring a majority of Tenant’s issued and outstanding capital stock or a substantial part of Tenant’s physical assets; provided, however, that in the event of any such assignment or transfer, the assignee shall assume in writing the performance and observance of all the terms and conditions of this Lease.

19.3         No assignment or sublease shall relieve Tenant from any of its obligations under this Lease.

20.          Mechanics’ Liens and Other Liens.

20.1         If any mechanics’ or other lien is filed against the Premises by reason of any labor, material or service furnished or alleged to have been furnished to Tenant in connection with construction, alteration or repair of improvements on the Premises made by Tenant, Tenant shall cause such lien to be released of record by payment, bond or otherwise as allowed by law, at Tenant’s expense, within ten (10) business days after the filing and service thereof; and Tenant shall, at its expense, defend any proceeding for the enforcement of such lien, discharge and judgment thereon and save Landlord and any mortgagee harmless from all losses and expenses resulting therefrom including reasonable counsel fees and other expenses incurred by Landlord and any mortgagee, if any of them elect to defend or participate in the defense of such proceedings. Nothing in this Section 20 or elsewhere in this Lease shall be construed as a consent by Landlord that a mechanics’ lien for any work authorized or contracted for by Tenant or required by this Lease may attach to or constitute a lien against Landlord’s estate.

20.2         Tenant shall not permit the Premises to be subjected to any statutory lien or any other lien or encumbrance that might obtain priority over Landlord’s interest in the Premises or be in parity therewith by reason of any act or omission on the part of Tenant or any of its approved licensees or subtenants or their respective agents, servants, employees or contractors other than real estate taxes for which no interest or penalty has yet been incurred; and in the event that any such lien attaches to the Premises, Tenant shall discharge such lien promptly by payment, bond or otherwise as allowed by law, at its own expense, within ten (10) business days after the filing (and service or notice) thereof.

21.          Quiet Enjoyment.

So long as no default exists beyond any applicable cure period Tenant shall have the peaceful and quiet use of the Premises, subject to the terms, covenants and conditions of this Lease, without interference with possession by Landlord or any one claiming by, through or under Landlord.

22.          Right to Mortgage; Attornment.

22.1         Landlord’s Right to Mortgage. Landlord shall have the absolute right and/or power to mortgage or otherwise create any security interest or other lien or encumbrance upon or affecting the Landlord’s reversionary interest in the Premises or any improvements thereon or any part thereof at any time and from time to time, and Landlord shall further have the right and/or power to modify, extend, renew, replace, refinance or otherwise change or effect any such mortgage, security interest, lien or encumbrance created by Landlord pursuant to this Lease. As a condition to the granting of any such mortgage or security interest, however, Landlord shall obtain from the mortgagee or other lender or creditor, a non-disturbance agreement recognizing Tenant’s rights under this Lease.

22.2         Attornment. When requested by Landlord, Tenant shall promptly execute an agreement with any mortgagee or prospective mortgagee, or purchaser or prospective purchaser, of Landlord’s estate in the Premises, under which Tenant agrees, in the event that any such person succeeds to the interest of Landlord under this Lease, to attorn to such person as its landlord, as long as such person executes such agreement for the purpose of recognizing Tenant’s rights under this Lease.

22.3         Tenant Financing. Tenant shall be permitted, from time to time, to mortgage or otherwise finance its leasehold interest in the Premises. In no event, however, shall any such mortgage or other financing encumber Landlord’s fee interest or affect Tenant’s obligations under this Lease.

23.          Estoppel Certificates.

When requested in writing by either party to this Lease (the “Requesting Party”), the other party (the “Responding Party”) shall acknowledge in writing to the Requesting Party, a mortgagee or prospective mortgagee, a purchaser or prospective purchaser, of the Requesting Party’s estate, that this Lease is unmodified, in full force and effect, free of defaults of the Requesting Party and free of defenses against enforceability (or setting forth any modifications, defaults, disclaimers of the Lease or defenses against enforceability); that the Responding Party has no outstanding claims against the Requesting Party (or setting forth the nature and amount of claims, if any); stating the date to which rent has been paid and the amount of any advance rental paid; stating the Rent Commencement Date and expiration date of this Lease; and the status of any other obligation of the Requesting Party under or with respect to this Lease; it being intended that any such statement may be relied upon by the Requesting Party, any mortgagee or prospective mortgagee, or any purchaser or prospective purchaser, of the Requesting Party’s estate.

24.          Environmental Matters.

24.1         If at any time any Hazardous Materials are determined to be located on, in or affecting the Land and the presence of such Hazardous Materials is the result of introduction onto the Land by Landlord, any condition existing prior to the Effective Date, any migration from adjoining parcels or from any other cause other than that described in Section 24.4 below (collectively “Landlord’s Responsibility”), then Landlord shall (y) within thirty (30) days after written notice from Tenant or any governmental authority of the presence thereof, take or cause to be taken, at its sole expense, such actions as may be necessary to remediate the contamination caused by the presence of Hazardous Materials, and (z) within thirty (30) days after written demand therefor, reimburse Tenant for any amounts expended by Tenant (i) to remediate the contamination caused by the presence of Hazardous Materials with respect to the Premises if Landlord has failed to do so after notice and reasonable opportunity to do so, or (ii) in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorneys’ fees, fines, or other penalty payments. If Landlord fails to take, or cause to be taken, such actions as may be required by this Section 24.1 within ninety (90) days after Tenant’s written demand, Tenant shall have the right to terminate this Lease upon written notice to Landlord, provided that if the required action is diligently undertaken by Landlord but cannot be completed within the 90 day period and Tenant’s use and operation of the Premises is not materially, adversely affected by the delay, then Landlord shall have such additional time as may be reasonably necessary to complete the required action. During any period where Tenant cannot operate from the Premises, then Rent shall abate; otherwise, no abatement of Rent shall occur during Landlord’s required actions. In no event shall Landlord be liable to Tenant for any damages resulting from any closure of Tenant’s business, Tenant’s remedies being limited to abatement of rent during periods of closure and/or termination of the Lease if Landlord does not timely provide the required action. Landlord shall indemnify and hold Tenant harmless from and against any loss or damages arising from Landlord’s failure to perform Landlord’s Responsibility.

24.2         Landlord will provide Tenant with copies of all notices Landlord receives from any governmental authority regarding environmental matters in respect of the Premises.

24.3         During the Term of this Lease, Tenant shall: (1) keep the Premises (including the Land, surface water, ground water, and improvements to the Land) free of any contamination by Hazardous Materials resulting from any act or omission of Tenant; and (2) comply with all Environmental Laws in its use and occupancy of the Premises; provided, however, that Tenant shall be permitted to maintain and use on the Premises Hazardous Materials that are customarily maintained and used by businesses similar to Tenant as long as such Hazardous Materials are maintained in appropriate quantities and properly stored and used and otherwise in accordance with all applicable laws.

24.4         Tenant expressly acknowledges and agrees that it will reimburse, defend, indemnify and hold harmless Landlord, its successors, assigns and other parties claiming any interest in the Premises by, through or under Landlord, from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges (including, but not limited to, all costs of investigation, monitoring, legal fees, remedial response, removal, restoration or permit acquisition) which may, now or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred as the result of:

(a)           any contamination by Hazardous Materials existing on, above or under the Premises during the Term that results from the acts or omissions of Tenant, its subtenants, agents, employees, contractors, or invitees (including, but not limited to, contaminated soil, buildings, facilities and/or ground water) or which introduction is not the result of Landlord Introduction; and

(b)           any investigation, monitoring, clean up, removal, restoration, remedial response or remedial work with respect to Hazardous Materials for which Tenant would be liable under (a) above and reasonably undertaken by or on behalf of Landlord after Landlord has provided Tenant written notice of the need for such investigation, monitoring, clean up, removal, restoration, remedial response or remedial work and Tenant has failed to undertake the appropriate action within a reasonable time.

24.5         Tenant and Landlord acknowledge and agree that the expiration or termination of this Lease shall not and does not relieve or release either party of any legal liability and responsibility (under common law, statute or regulation) either would otherwise have as tenant or landlord, respectively, of the Premises under this Section 24, whether by way of damages, penalties, remedial actions, or otherwise for any adverse effects or consequences resulting at any time from any contamination by Hazardous Materials of the soil, facilities, buildings and/or ground waters which existed on, above or under the Premises during the Term.

25.          Defaults and Remedies.

25.1          Defaults by Tenant. If Tenant

(a)           defaults in the payment of Annual Rent and Additional Rent payable under this Lease, and such default continues for more than ten (10) days after receipt of written notice thereof; or

(b)           defaults in the performance or observance of any term, covenant or condition to be performed by it hereunder that may be performed merely by the payment of money and such default is not rectified within ten (10) days after receipt of written notice thereof; or

(c)           shall allow any insurance policy required to be carried by it hereunder to lapse or to be cancelled and does not cause such insurance to be replaced within ten (10) days after receipt of written notice of such lapse or cancellation from Landlord; or

(d)           defaults in the performance or observance of any other term, covenant or condition of this Lease on Tenant’s part to be performed or observed and does not commence to rectify such default within thirty (30) days after written notice thereof or does not thereafter diligently complete the rectification thereof, then, in any of such foregoing events, Landlord may, at its option, (i) terminate this Lease and reenter the Premises or (ii) reenter the Premises without terminating this Lease, and, using due care, assume custody and control thereof for the purpose of protecting the Premises and/or for reletting the Premises as agent for Tenant and such agency shall be deemed as a power coupled with an interest and shall be irrevocable. In either such event Landlord shall make a reasonable effort to relet the Premises and shall be entitled to the benefit of all provisions of the public general laws of Maryland and the public local laws and ordinances of Baltimore County respecting the summary eviction of tenants in default or tenants holding over, or respecting proceedings in forcible entry and detainer. Notwithstanding termination and/or re-entry, Tenant shall remain liable for any Annual Rent, Additional Rent, and damages (exclusive of consequential damages) having accrued prior thereto and for any Annual Rent, Additional Rent, and damages (exclusive of consequential damages) which shall become due thereafter and shall pay Landlord for all reasonable costs and expenses, including but not limited to, attorneys’ and brokers’ fees and expenses, paid or incurred by Landlord in connection with: (1) obtaining possession of the Premises; (2) removal and storage of Tenant’s or other occupant’s property; (3) care, maintenance and repair of the Premises while vacant; (4) re-letting the whole or any part of the Premises; and (5) repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Premises into condition acceptable to, and reasonably necessary to obtain new tenants.

25.2         Other Remedies for Tenant Default. In addition to the remedies available to Landlord in the preceding Section 25.1, if Tenant fails to maintain any insurance required to be maintained by Tenant under this Lease, or fails to furnish evidence of insurance renewals at the times in this Lease required, or allows such insurance to lapse or be cancelled, Landlord may obtain such insurance for Tenant five (5) days following notice from Landlord, and Tenant shall reimburse Landlord for the cost thereof promptly on demand. If Tenant defaults in the performance or observance of any term, covenant or condition, other than the covenant to pay rent, to be performed or observed by it under this Lease, and such default continues without cure or commencement of a reasonable effort to cure same for more than thirty (30) days after written notice thereof, Landlord may take action to rectify such default on Tenant’s behalf; provided, however, that except in the case of an emergency, Landlord shall not make any payment or cause the performance of any act to cure such default without giving Tenant fifteen (15) days’ notice of Landlord’s intention to do so. Landlord may rectify such default on Tenant’s behalf immediately and without such notice if immediate action is reasonably believed to be required in order to avoid injury or damage to other persons or property (including Landlord’s property). Subject to Tenant’s security and privacy requirements, Landlord may enter the Premises to rectify such defaults. All money advanced and costs and expenses incurred by Landlord in rectifying any default (including Landlord’s reasonable attorney’s fees) together with interest thereon at the “Prime Rate” announced from time to time by Carrollton Bank as its Prime Rate plus two percent (2%) per annum from the date advanced until the date paid by Tenant, shall be repaid by Tenant to Landlord on demand.

25.3         Late Fee. In the event that any installment of Rent is not paid within five (5) days of the due date, Landlord may impose a late fee equal to five percent (5%) of the amount of the delinquent installment. Payment of such late fee, if imposed by Landlord, shall be a condition to Landlord’s obligation to accept any delinquent installment of Rent. Any late fee shall not be deemed a penalty but a payment to defray the administrative cost to Landlord of addressing Tenant’s delinquency.

25.4         Payment of Landlord’s Costs. If Landlord files an action against Tenant to collect Annual Rent or Additional Rent payable under this Lease or any other sum for which Tenant is legally liable to Landlord, and a judgment is rendered for Landlord with respect thereto, then Tenant shall pay all reasonable attorney’s fees and out of pocket costs of collection incurred by Landlord in such action.

25.5         Waiver of Lien. Landlord expressly waives any right to a statutory landlord’s lien. Notwithstanding anything contained in this Lease to the contrary, Landlord shall never have any property interest in or lien on or right of distraint against any cash, checks, notes, bonds, securities, passbook, records, or other property held by Tenant for its customers on the Premises, whether for safekeeping or collateral, and whether in its vaults, safe deposit boxes, night depository, or safes.

25.6         Landlord’s Default. In the event that Landlord defaults in any of Landlord’s obligations under this Lease that affect Tenant’s use and occupancy of the Premises, and fails to cure such default within thirty (30) days after Tenant gives Landlord notice of the Landlord’s default, then Tenant shall be entitled, but not obligated, to cure Landlord’s default, in which event upon Tenant’s demand Landlord shall pay Tenant the reasonable expenses, including reasonable attorneys’ fees, incurred by Tenant in curing Landlord’s default; provided, however, that except in the case of an emergency, Tenant shall not make any payment or cause the performance of any act to cure Landlord’s default without giving Landlord fifteen (15) days’ notice of Tenant’s intention to do so. Notwithstanding the foregoing, if Landlord’s default is such that it cannot reasonably be cured within thirty (30) days, then, provided that Landlord shall commence to cure the default within thirty (30) days after Tenant gives Landlord notice of the default and diligently pursues the same, Landlord shall be permitted an additional reasonable period of time in which to cure the default before Tenant exercises Tenant’s remedies under this Section 25.6.

26.          Bankruptcy or Insolvency.

If any transfer of Tenant’s interest in the Premises created by this Lease shall be made under execution or similar legal process, or if a petition is filed by or against Tenant to adjudicate Tenant a bankrupt or insolvent under any federal or state law, or if a receiver or trustee shall be appointed for Tenant’s business or property and such appointment is not vacated within ninety (90) days, or if a petition is filed by or against Tenant under any provision of federal or state law for a corporate reorganization of Tenant of an arrangement with its creditors, of if Tenant makes an assignment for the benefit of its creditors, or if in any other manner Tenant’s interest under this Lease passes to another by operation of law (except by merger), then, in any of said events, Tenant shall be deemed to have committed a material breach of this Lease, and Landlord may, at its option, terminate this Lease and re-enter the Premises; but notwithstanding such termination, Tenant shall remain liable for all rent and damages, suffered or incurred by Landlord.

27.          Miscellaneous Provisions.

27.1         Notices. All notices from either party to the other under this Lease shall be sent by telegram or Certified Mail, Return Receipt Requested, or hand-delivered with a signed receipt. Whenever in this Lease reference is made to a notice to be given, such notice shall be deemed to have been given when mailed, wired or hand-delivered to the proper notice address of the party to be notified; provided that notices mailed within a time period set forth in the Lease for giving notice shall be deemed given within such time period, if mailed within such time period. Notices to Landlord shall be addressed to Landlord’s Notice Address. Notices to Tenant shall be addressed to Tenant’s Notice Address.

27.2         Successors and Assigns. This Lease and covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns. As used herein the term “Tenant” includes its permitted successors and assigns, and the term “Landlord” includes its successors and assigns.

27.3         Effect of Termination. Except as specifically provided elsewhere in this Lease, if this Lease is terminated for any reason other than default of Tenant, all liabilities of the parties shall be adjusted as of the effective date of termination. Any termination hereof by reason of a default of the Tenant shall not affect any obligation or liability of Tenant under this Lease.

27.4         Date of Termination. If this Lease is terminated under any provision hereof, the parties shall, at the request of either, stipulate the termination date in a written agreement to be executed and acknowledged by the parties.

27.5         Severability. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

27.6         Final Agreement. This Lease contains the final and entire agreement between the parties hereto. Neither Landlord nor Tenant shall have any obligation not expressly set forth herein; and neither party shall be bound by any promises, conditions or representations prior to the date hereof which are not expressly set forth therein.

27.7         Governing Law. The parties agree that this Lease shall be construed in accordance with the Laws of the State of Maryland.

27.8         Liability of Landlord. If Landlord or any successor in interest to Landlord shall be an individual, joint venture, tenancy in common, firm or partnership, general or limited, there shall be no personal liability on such individual, or the members of such firm, partnership or joint venture with respect to any of the provisions of this Lease, any obligation arising therefrom or in connection therewith. In such event, Tenant shall look solely to the equity of the then owner of Landlord’s interest in the Center for the satisfaction of any remedies of Tenant in the event of a breach by the Landlord of any of its obligations hereunder.

27.9         Brokers. Tenant warrants that it employed no broker or agent concerning the renting of the Premises. Similarly, Landlord warrants that there was no broker or agent acting on behalf of Landlord and instrumental in consummating this Lease. Each party shall indemnify and hold harmless the other party from and against any claims for other brokers or other commissions arising by reason of a breach by such party of the foregoing warranty.

27.10       No Joint Venture. Nothing contained in this Lease shall be deemed to give Landlord any interest, control or discretion in the operation of Tenant’s business on the Premises and nothing contained in this Lease shall be construed to be or to create a partnership or joint venture between Landlord and Tenant.

27.11       Recording. All costs of recording this Lease, or a short form thereof, if it is recorded (including documentary stamps and transfer taxes), shall be borne by the party desiring recordation, notwithstanding any statute to the contrary.

27.11       Force Majeure. If Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease (other than Tenant’s obligation to pay Annual Rent and Additional Rent hereunder) by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, governmental requirements (including mandated changes in the Plans or the Tenant Improvements resulting from changes in pertinent governmental requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, the delayed party, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

27.12       Landlord’s Consent. Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s reasonable judgment or discretion exercised in good faith and shall be delivered in writing and, accordingly, such approval will not be unreasonably withheld, delayed or conditioned by Landlord.

27.13       Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

27.14       Waiver of Jury Trial. LANDLORD AND TENANT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER (WHETHER IN CONTRACT OR TORT) ON ANY MATTER ARISING OUT OF OR RELATING IN ANY WAY TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT OR TENANT’S USE OR OCCUPANCY OF THE PREMISES.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written.

ATTEST:	LANDLORD:

SCOTTS CORNER LLLP, a Maryland limited liability limited partnership

/s/ [ILLEGIBLE]	By:	/s/ Daniel J. Feeley		(SEAL)
		Name:	Daniel J. Feeley
		Title:	General Partner

TENANT:

CARROLLTON BANK, a Maryland state chartered commercial bank

/s/ Kim John	By:	/s/ Robert A. Altieri		(SEAL)
Robert A. Altieri, President

STATE OF MARYLAND	)
	)	SS:
COUNTY OF BALTIMORE	)

I HEREBY CERTIFY that on this 13th day of January, 2006, before me, the undersigned officer, personally appeared Daniel J. Feeley, who acknowledged himself to be the General Partner of Scotts Corner LLLP, a Maryland limited liability limited partnership, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the partnership, as General Partner.

IN WITNESS WHEREOF I hereunto set my hand and Notarial Seal.

[ILLEGIBLE]
Notary Public

My Commission expires

12/01/06

[SEAL]

STATE OF MARYLAND	)
	)	SS:
CITY/COUNTY OF BALTIMORE	)

I HEREBY CERTIFY that on this 5th day of January, 2006, before me, the undersigned officer, personally appeared Robert A. Altieri who acknowledged himself to be the President of Carrollton Bank, a Maryland state chartered commercial bank, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the bank, as President.

IN WITNESS WHEREOF I hereunto set my hand and Notarial Seal.

/s/ Ivanna Teluk
Notary Public

My Commission expires: 7-1-06